UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2016

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On December 20, 2016, Timothy P. Coughlin informed Neurocrine Biosciences, Inc. (the “Company”) of his intention to voluntarily resign from his position as the Company’s Vice President and Chief Financial Officer for personal reasons, effective as of the first business day following the date on which the Company files its Annual Report on Form 10-K for the fiscal year ending December 31, 2016 with the Securities and Exchange Commission (the “Officer Resignation Date”). The Company’s Board of Directors (the “Board”) has initiated a replacement search and, as discussed in greater detail below, Mr. Coughlin has agreed to continue with the Company through 2017 to facilitate a smooth transition of responsibilities.

(e)

In connection with Mr. Coughlin’s resignation, the Company entered into a transition agreement with Mr. Coughlin on December 20, 2016 setting forth the terms of his transition and employment status with the Company (the “Transition Agreement”).

Pursuant to the Transition Agreement, Mr. Coughlin will continue to be employed as the Company’s Vice President and Chief Financial Officer through the Officer Resignation Date. During the period between the Officer Resignation Date and the Employment Termination Date (as defined below) (the “Transition Period”), Mr. Coughlin will continue to serve as an employee of the Company but will no longer have the powers, duties and responsibilities commensurate with the position of Vice President and Chief Financial Officer. During the Transition Period, Mr. Coughlin will assist the Company in transitioning his former duties and responsibilities as Vice President and Chief Financial Officer of the Company to his successor and/or other Company employees and will provide other services and reasonable transition assistance. Effective as of December 31, 2017, or such earlier date following the Officer Resignation Date that Mr. Coughlin and the Company mutually designate (the “Employment Termination Date”), Mr. Coughlin’s employment with the Company will terminate.

Prior to the Transition Period, Mr. Coughlin will continue to receive his current base salary of $434,400, subject to standard withholdings and deductions. During the Transition Period, Mr. Coughlin will (i) receive a reduced base salary of $310,000, subject to standard withholdings and deductions and (ii) continue to remain eligible for vacation and other benefits and expense reimbursement pursuant to the terms of that certain Amended and Restated Employment Agreement dated as of August 1, 2007 by and between the Company and Mr. Coughlin (the “Employment Agreement”). Mr. Coughlin will remain eligible to receive his annual cash incentive bonus payment for 2016, with a target bonus percentage of 50% and a maximum bonus percentage of 60%, as determined by the Board and/or its Compensation Committee. Mr. Coughlin will also remain eligible to participate in the Company’s cash incentive bonus program for 2017, as determined by the Board and/or its Compensation Committee, with a reduced target bonus percentage of 40% and a reduced maximum bonus percentage of 48%.

Mr. Coughlin will not be entitled to any further stock awards or equity grants from the Company but any stock awards and equity grants previously granted to Mr. Coughlin will continue to vest and become exercisable during the Transition Period in accordance with their terms. The equity awards previously granted to Mr. Coughlin under the Company’s 2011 Equity Incentive Plan and then held by him, other than certain performance-based restricted stock units granted to Mr. Coughlin in February 2016 (collectively, the “Covered Awards”), shall continue to vest and become exercisable following the Employment Termination Date, and any such equity award that is a stock option shall remain exercisable until three months following the last vesting date with respect to any of the Covered Awards, but no later than the end of the original full term of such stock option. Except as modified by the Transition Agreement, the Employment Agreement will remain in full force and effect until the Employment Termination Date.

As a condition to receiving the foregoing payments and benefits, Mr. Coughlin will execute and deliver, on the Employment Termination Date, a general release of the Company and its affiliates.

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, dated as of December 20, 2016, by and between the Company and Mr. Coughlin, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ended December 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2016	NEUROCRINE BIOSCIENCES, INC.

/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer